EXHIBIT 23(C)


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gleason Corporation for the registration of 1,300,000 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 1997 (except for Note 14g., as to which the date is June 4, 1997), with respect to the consolidated financial statements of Hermann Pfauter GmbH & Co. and its consolidated subsidiaries included in its Current Report on Form 8-K dated August 14, 1997, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH

Stuttgart, Germany
October 1, 1997